Exhibit 99.1

Microvision Reports Second Quarter 2009 Results

Company Strengthens Balance Sheet and Prepares for Launch of SHOW WX Laser Pico Projector

REDMOND, Wash.--(BUSINESS WIRE)--August 6, 2009--Microvision, Inc. (NASDAQ:MVIS), a global leader in innovative ultra-miniature projection display and image capture products for mobility applications, today reported operating and financial results for the second quarter of 2009.

Operating Results

“We are pleased to have completed two very important milestones during the second quarter, the completion of a green laser supply agreement with Corning for our first PicoP® display engine based product, the SHOW WXTM laser pico projector, and a major investment by strategic supplier Walsin Lihwa,” stated Alexander Tokman, Microvision’s President and CEO. “We are also very excited about the recently announced agreement with OSRAM Opto Semiconductors for the supply of green lasers which are planned for commercialization in the fourth quarter of 2009. Securing a second supply source for green lasers, an integral component of our PicoP display engine, strengthens our go-to-market strategy and should enable increased product availability starting early next year.

“We are rapidly approaching the introduction of Microvision’s first product based on our proprietary PicoP display engine which is scheduled for later this summer. We are completing the product reliability and quality testing and we are validating manufacturing processes at our suppliers. Additionally, we are finalizing supply quantities that will be available to support our commercial introduction this year and as we have previously indicated, we estimate that the demand for the SHOW WX will exceed the initial quantities available in 2009. We are currently negotiating purchase orders with several global customers interested in introducing SHOW WX through their channels. We are making every effort to ensure that customers will be delighted with the SHOW WX experience. It is an exciting time for Microvision as we prepare to introduce our new technology and begin taking advantage of the large mobility market opportunity,” concluded Tokman.

During the second quarter, Microvision continued to supply PicoP Evaluation Kits (PEKs) to a diverse group of customers in the consumer electronic and automotive industries. The strong demand for Microvision’s tiny laser-based PicoP display engine continues as customers explore embedding the PicoP into a variety of host devices. The company plans to supply PEKs to selected customers through the end of this year.

In June, Microvision secured a $15 million strategic investment from Walsin Lihwa through the sale of common stock and warrants. Walsin Lihwa is the parent company of Microvision’s MEMS chip manufacturer. Since the 1990's it has invested in high-tech companies in the areas of electronic components, optoelectronics, printed circuit boards and semiconductors. Walsin Lihwa has a history of seeking growth through investments into companies positioned to take advantage of large, emerging market opportunities.

Subsequent to the end of the quarter, the company announced a $1 million subcontract award from Lockheed Martin to support DARPA’s Urban Leader Tactical Response, Awareness & Visualization (ULTRA-Vis) program, an advanced technology development initiative to build a soldier worn system. Under the subcontract Microvision has agreed to develop a daylight-readable, see-through, low-profile, ergonomic eyewear display based on its ultra-miniature PicoP display engine and proprietary thin, clear Substrate Guided Relay (SGR) Optics. This contract is important to Microvision’s long-term strategic roadmap, as it provides the opportunity to advance the company’s technology for a variety of military and commercial full-color eyewear applications.

Financial Results

“We continue to focus most of our resources on the commercialization of the first PicoP based pico projection product while aggressively managing operating costs and cash burn,” said Jeff Wilson, CFO of Microvision. “Cost reduction activities initiated in the first quarter of 2009 enabled us to maintain an operating loss for the second quarter of this year consistent with 2008, despite the lower revenue.”

For the six months ended June 30, 2009, the company reported revenue of $1.9 million compared to $4.2 million for the same period in 2008 and for the three months ended June 30, 2009, the company reported revenue of $987,000 compared to $1.6 million for the same period 2008. As of June 30, 2009, the backlog totaled $854,000 compared to $679,000 at June 30, 2008. The decrease in revenue is primarily attributed to lower backlog at the beginning of 2009, which is a result of the company's strategy to focus most of its resources on commercializing PicoP products.

The company reported an operating loss for the six months ended June 30, 2009 of $18.6 million compared to $16.4 million for the same period in 2008 and $9.5 million for the quarter ended June 30, 2009 compared to $9.3 million for the same period in 2008.

The company reported a net loss of $19.3 million, or $0.28 per share, for the six months ended June 30, 2009 compared to $14.3 million, or $0.25 per share for the same period in 2008 and $10.4 million, or $0.15 per share, for the quarter ended June 30, 2009 compared to $9.3 million, or $0.16 per share for the quarter ended June 30, 2008.

Net cash used in operating activities was $16.3 million for the six months ended June 30, 2009 compared to $14.9 million for the same period in 2008. Net cash used in operating activities was $7.6 million for the quarter ended June 30, 2009 compared to $8.8 million for the first quarter of 2009. The reduction in the quarterly cash burn was primarily a result of cost reduction efforts the company implemented in the first quarter of 2009. The company ended the quarter with $26.3 million in cash, cash equivalents, and investment securities.

Conference Call

Microvision will host a conference call to discuss its second quarter 2009 results and current business operations at 4:30 p.m. ET on August 6, 2009. Participants may join the conference call by dialing 866-356-3377 (for U.S. participants) or 617-597-5392 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 17364883. Additionally, the call will be broadcast over the Internet and can be accessed from the company’s web site at www.microvision.com/investors. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision

Microvision provides the PicoP display technology platform designed to enable next-generation display and imaging products for pico projectors, vehicle displays, and wearable displays that interface with mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology. For more information, visit our website at (www.microvision.com) and our corporate blog at (www.microvision.com/displayground).

Forward Looking Statement

Certain statements contained in this release, including those relating to future product introductions, availability and supply of key components, including green lasers, applications, business partnering expectations, sales, growth, business prospects and impact of cost reductions, as well as statements containing words like “expect,” “estimates,” “plan,” “could” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our planned future products dependence on advances in technology by other companies, our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.

Balance Sheet
(In thousands)
(Unaudited)
	June 30,	December 31,
	2009	2008
Assets
Current Assets
Cash and cash equivalents	$23,616	$25,533
Investment securities, available-for-sale	2,709	2,705
Accounts receivable, net of allowances	342	537
Costs and estimated earnings in excess of billings on uncompleted contracts	451	695
Inventory	1,016	1,525
Other current assets	596	889
Total current assets	28,730	31,884

Property and equipment, net	3,618	3,701
Restricted investments	1,332	1,332
Other assets	53	47
Total assets	$33,733	$36,964

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,315	$3,487
Accrued liabilities	3,267	3,545
Billings in excess of costs and estimated earnings on uncompleted contracts	55	62
Liability associated with common stock warrants	1,133	331
Current portion of capital lease obligations	66	41
Current portion of long-term debt	74	71
Total current liabilities	6,910	7,537

Capital lease obligations, net of current portion	187	45
Long-term debt, net of current portion	284	322
Deferred rent, net of current portion	1,243	1,409
Total liabilities	8,624	9,313

Commitments and contingencies

Common stock at par value	76	68
Additional paid-in capital	336,367	319,662
Accumulated other comprehensive loss	(34)	(38)
Accumulated deficit	(311,300)	(292,041)
Total shareholders' equity	25,109	27,651
Total liabilities and shareholders' equity	$33,733	$36,964

Microvision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Contract revenue	$813	$1,006	$1,525	$3,287
Product revenue	174	616	413	905
Total revenue	987	1,622	1,938	4,192

Cost of contract revenue	527	374	910	1,136
Cost of product revenue	543	529	784	868
Total cost of revenue	1,070	903	1,694	2,004

Gross margin	(83)	719	244	2,188

Research and development expense	5,716	5,881	11,326	10,307
Sales, marketing, general and administrative expense	3,667	4,103	7,481	8,238
Total operating expenses	9,383	9,984	18,807	18,545

Loss from operations	(9,466)	(9,265)	(18,563)	(16,357)

Interest income	79	279	143	691
Interest expense	(20)	(12)	(31)	(25)
Gain (loss) on derivative instruments, net	(982)	(254)	(802)	1,419
Other expense	(5)	(14)	(6)	(32)

Net loss	$(10,394)	$(9,266)	$(19,259)	$(14,304)

Net loss per share - basic and diluted	$(0.15)	$(0.16)	$(0.28)	$(0.25)

Weighted-average shares outstanding - basic and diluted	68,881	56,782	68,482	56,756

CONTACT:
Microvision, Inc.
Tiffany Bradford (investors) 425-936-6847
Matt Nichols (media) 425-882-6657